Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164461

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 9, 2010
PROSPECTUS SUPPLEMENT
(To prospectus dated March 24, 2010)
KID BRANDS, INC.
4,399,733 Shares of Common Stock Offered by the Selling Stockholder

     All of the 4,399,733 shares of our common stock, $0.10 stated value per share, subject to this offering are being offered for sale by the selling stockholder named in this prospectus supplement under the caption “Selling Stockholder.” The selling stockholder will pay all underwriting discounts and selling commissions applicable to the sale of the shares pursuant to this offering. We will not receive any of the proceeds from sales of any of the shares subject to this offering.
     Our common stock is listed on the New York Stock Exchange, or the NYSE, under the trading symbol “KID.” The last reported sale price of our common stock on June 7, 2010 was $8.26 per share. You are urged to obtain current market quotations for our common stock.
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholder	$	$
     The underwriter expects to deliver the shares to purchasers on or about June      , 2010.

Roth Capital Partners
The date of this prospectus supplement is      , 2010.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
     All references in this prospectus supplement to the “Company,” “our,” “us” and “we” refer to Kid Brands, Inc., a New Jersey corporation, and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds, updates, and changes information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process, under which the selling stockholder named in this prospectus supplement under the caption “Selling Stockholder” may offer and sell, from time to time, in one or more offerings, up to the aggregate number of shares of our common stock set forth beside such stockholder’s name.
     To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.
     This prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing in our common stock. We urge you to read carefully this entire prospectus supplement and the accompanying prospectus, together with the information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement and accompanying prospectus, and any free writing prospectus that we may file with the SEC in connection with this offering before making an investment decision.
     We are responsible for the information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, or included in any free writing prospectus that we may file with the SEC in connection with this offering. Neither we, nor the underwriter or the selling stockholder has authorized anyone to provide you with any other information and we take no responsibility for any other information that others may give you. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we may file with the SEC in connection with this offering is accurate only as of their respective dates or on other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
     You may obtain the information incorporated by reference into this prospectus supplement without charge by following the instructions under “Where You Can Find More Information” below.
     The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. We are not, and the underwriter and the selling stockholder are not, making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted, or where the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.
     This prospectus supplement and the accompanying prospectus are based on information provided by us and by other sources that we believe are reliable. This prospectus supplement and the accompanying prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. All of the summaries are qualified in their entirety by the actual documents. We urge you to read the registration statement of which this

S-ii

prospectus supplement and the accompanying prospectus are a part in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.
     In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.
     We are not making any representation to any purchaser of the common stock registered hereby regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus supplement and the accompanying prospectus to be legal, business or tax advice, and you should consult your own legal, business and tax advisors for advice regarding an investment in the common stock offered hereby.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
     This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming risks. See “Risk Factors.”
Company Overview
     Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.) is a designer, importer, marketer and distributor of infant and juvenile consumer products. During 2008, we strategically refocused our business to further enhance our position in the infant and juvenile market. In connection therewith, among other things, (i) in April 2008, we consummated the acquisition of each of: (x) the assets of LaJobi Industries, Inc., a privately-held company based in Cranbury, New Jersey that designs, imports and sells infant and juvenile furniture and related products; and (y) the capital stock of CoCaLo, Inc., a privately-held company based in Costa Mesa, California that designs, markets and distributes infant bedding and related accessories; and (ii) as of December 23, 2008, we consummated the sale to The Russ Companies, Inc., a Delaware corporation, or TRC, of the capital stock of our subsidiaries actively engaged in our gift business, substantially all of our assets used in our gift business, and the assumption by TRC of specified obligations, but excluding, among other specified items, a 6% ownership interest in the Shining Stars® website and specified intellectual property licensed to TRC.
     Together with our 2004 acquisition of Kids Line, LLC, which designs, imports and sells infant bedding and related accessories, and our 2002 acquisition of Sassy, Inc., which designs, imports and sells developmental toys and feeding, bath and baby care items, these actions have focused our operations on the infant and juvenile business, and have enabled us to offer a more complete range of products for the baby nursery.
     Prior to the sale of our gift business, we had two reportable segments: (i) our infant and juvenile segment; and (ii) our gift segment. As a result of such sale, our infant and juvenile business constitutes one segment. Consistent with our strategy of building a confederation of complementary businesses, each operating subsidiary in our infant and juvenile business is operated independently by a separate group of managers. Our senior corporate management, together with senior management of our subsidiaries, coordinates the operations of all of our businesses and seeks to identify cross-marketing, procurement and other complementary business opportunities.
     Our infant and juvenile product line currently consists of approximately 5,700 products that principally focus on children in the age group of newborn to two years. Our products are sold primarily to retailers in North America, the U.K. and Australia, including large, national retail accounts and independent retailers (including toy, specialty, food, drug, apparel and other retailers). We maintain a direct sales force and distribution network to serve our customers in the United States, the U.K. and Australia, and sell through independent manufacturers’ representatives and distributors in certain other countries.
     We were founded in 1963 by the late Mr. Russell Berrie, and were incorporated in New Jersey in 1966. Our common stock has been traded on the New York Stock Exchange since its initial public offering on March 29, 1984 (under the symbol “RUS” until September 22, 2009, when we changed our name to Kid Brands, Inc., and under the symbol “KID” thereafter).
Recent Developments
     The Company and TRC are currently in negotiations with respect to, among other things, a potential restructuring of: (i) the consideration received by the Company for the sale of its former gift business to TRC

(referred to as the gift business consideration); (ii) royalty payments due to a subsidiary of the Company under a license agreement with TRC (TRC failed to make the first royalty payment under the license agreement, which was due on December 31, 2009); and (iii) ongoing arrangements between the parties and their respective affiliates. Such negotiations currently contemplate, among other things, the payment by TRC of certain amounts in exchange for the cancellation of all or substantially all of the gift business consideration and the acquisition by TRC of the intellectual property covered by the license agreement. The amounts potentially to be paid by TRC are anticipated to be substantially less than the face value of the gift business consideration. As previously reported, the Company has written off or fully reserved against all such gift business consideration, and, accordingly, any payments received in exchange therefor would be recorded as income, if and when received. There can be no assurance, however, that any defaulted payments under the license agreement referred to above will be made, that any future payments due under the license agreement will be made in a timely manner, or at all, that such negotiations will result in any definitive agreement, or that the terms of any definitive agreement will be consistent with those described above.
     Other than as described herein, there have been no material changes in our affairs since December 31, 2009, which have not been described in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Current Reports on Form 8-K filed with the SEC during 2010, all of which are incorporated herein by reference as described below. See “Incorporation of Certain Documents by Reference.”
Corporate Information
     We maintain our principal executive offices at 1800 Valley Road, Wayne, New Jersey 07470. Our wholly-owned subsidiaries are located in the United States, the United Kingdom and Australia with distribution centers situated at their various locations. Our telephone number is (201) 405-2400. Our website address is www.kidbrandsinc.com. The information contained on or accessible through our web site is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by the selling stockholder	4,399,733 shares

Common Stock outstanding	21,546,174

Use of Proceeds	We will not receive any of the proceeds from this offering.

NYSE Symbol	KID

Risk Factors	Investing in our common stock involves risks. See the sections titled “Risk Factors” on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, for a discussion of certain risks you should consider before investing in our common stock.
     The shares of common stock offered hereby are already outstanding. The number of shares of our common stock outstanding is based on 21,546,174 shares outstanding as of June 7, 2010 and excludes shares issuable upon the exercise of stock options, stock appreciation rights and restricted stock units, and shares reserved for issuance under the Company’s Equity Incentive Plan and 2009 Employee Stock Purchase Plan.

RISK FACTORS
Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, in Item IA, “Risk Factors,” which is incorporated by reference herein, and as updated in any future filings we make with the Securities and Exchange Commission that are incorporated by reference herein, as well as all other information in this prospectus supplement and the accompanying prospectus, including the financial statements and other documents summarized in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below constitute the material risks pertaining to our business and this offering. If any of the following risks occur, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business
Our net sales and profitability depend on our ability to continue to conceive, design and market products that appeal to consumers.
     The introduction of new products is critical in our industry and to our growth strategy. A significant percentage of our product line is replaced each year with new products. Our business depends on our ability to continue to conceive, design and market new products and upon continuing market acceptance of our product offerings. Rapidly changing consumer preferences and trends make it difficult to predict how long consumer demand for our existing products will continue or which new products will be successful. Our current products may not continue to be popular or new products that we introduce may not achieve adequate consumer acceptance for us to recover development, manufacturing, marketing and other costs. A decline in consumer demand for our products, our failure to develop new products on a timely basis in anticipation of changing consumer preferences or the failure of our new products to achieve and sustain consumer acceptance could reduce our net sales and profitability. In addition, changes in customer preferences leave us vulnerable to an increased risk of inventory obsolescence. Thus, our ability to manage our inventories properly is an important factor in our operations. Inventory shortages can adversely affect the timing of shipments to customers and diminish sales and brand loyalty. Conversely, excess inventories can result in lower gross margins due to the excessive discounts and markdowns that might be necessary to reduce inventory levels. Our inability to effectively manage our inventory could have a material adverse effect on our business, financial condition and results of operations.
Gross margin could be adversely affected by several factors.
     Gross margin may be adversely affected in the future by increases in vendor costs (including as a result of increases in the cost of raw materials or fluctuations in foreign currency exchange rates), excess inventory, obsolescence charges, changes in shipment volume, price competition and changes in channels of distribution or in the mix of products sold. For example, increased costs in the People’s Republic of China, or the PRC, primarily for labor, raw materials, and the impact of certain tax laws, as well as the appreciation of the Chinese Yuan against the U.S. dollar, have at times negatively impacted our gross margins. In addition, increased pressure from major retailers, primarily as a result of prevailing economic conditions, to offer additional mark-downs and other credits or price concessions to clear existing inventory and secure new product placements, may also negatively impact our margins. Economic conditions, such as rising fuel prices and currency exchange fluctuations, may also adversely impact our margins.
     In addition, our Kids Line and CoCaLo businesses use significant quantities of cotton, either in the form of cotton fabric or cotton-polyester fabric. Cotton is subject to ongoing price fluctuations because it is an agricultural product impacted by changing weather patterns, disease and other factors, such as supply and demand considerations, both domestically and internationally. In addition, increased oil prices affect key components of the raw material prices in many of our products. Significant increases in the prices of cotton or oil could adversely affect our gross margins and our operations.

The state of the economy may impact our business.
     Economic conditions have deteriorated significantly in many of the countries and regions in which we do business and may remain depressed for the foreseeable future. Global economic conditions have been challenged by slowing growth and the sub-prime debt devaluation crisis, causing worldwide liquidity and credit concerns. Continuing adverse global economic conditions in our markets would likely negatively impact our business, which could result in:
•	reduced demand for our products;

•	increased price competition for our products;

•	increased risk of excess and obsolete inventories;

•	limitation in the capital resources available to us and others with whom we conduct business;

•	increased risk in the collectability of accounts receivable from our customers;

•	increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable;

•	higher operating costs as a percentage of revenues; and

•	delays in signing or failing to sign customer contracts or signing customer agreements at reduced purchase levels.
     In addition, our operations and performance depend significantly on levels of consumer spending, which have deteriorated significantly in many countries and regions, including without limitation the United States, and may remain depressed for the foreseeable future. For example, some of the factors that could influence the levels of consumer spending include consumer confidence, increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, stock market conditions, labor and healthcare costs, access to credit and other macroeconomic factors affecting consumer spending behavior.
     These potential effects of the current global financial crisis are difficult to forecast and mitigate. As a consequence, our operating results for any particular period may be difficult to predict, and therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.
If the national and world-wide financial crisis intensifies, further potential disruptions in the credit markets may adversely affect the availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, which could adversely affect our results of operations, cash flows and financial condition.
     If sufficient internal funds are not available from our operations, we may be required to further rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to draw on our bank revolving credit facility. Our access to funds under our credit facility is dependent on the ability of the banks that are parties to such facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.
     Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.
Competition in our markets could reduce our net sales and profitability.
     We operate in highly competitive markets. Certain of our competitors have greater brand recognition and greater financial, technical, marketing and other resources than we have. In addition, we may face competition from new participants in our markets because the infant and juvenile product industry has limited barriers to entry.
     Many of our principal customers are large mass merchandisers. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers that have strong negotiating power with suppliers. Current trends among retailers include fostering high levels of competition among suppliers, demanding innovative new products and requiring suppliers to maintain or reduce product prices and deliver products with shorter lead times. Other trends are for retailers to import products directly from factory sources and to source and sell products under their own private label brands that compete with our products.
     The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in downward pricing pressures and the need for consumer-meaningful brands, the ongoing introduction and commercialization of innovative new products, continuing improvements in customer service, and the maintenance of strong relationships with large, high-volume purchasers. We also face the risk of changes in the strategy or structure of our major retailer customers, such as overall store and inventory reductions and retailer consolidation. The resulting risks include possible loss of sales, reduced profitability and limited ability to recover cost increases through price increases.
     We also experience price competition for our products, competition for shelf space at retailers and competition for licenses, all of which may increase in the future. If we cannot compete successfully in the future, our net sales and profitability will likely decline.
To compete successfully, we must develop and maintain consumer-meaningful brands.
     Our ability to compete successfully also depends increasingly on our ability to develop and maintain consumer-meaningful brands so that our retailer customers will need our products to meet consumer demand. The development and maintenance of such brands requires significant investment in brand building and marketing initiatives, although any such investment may not deliver the anticipated results.
Our debt covenants may affect our liquidity or limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions.
     Our current credit agreement includes provisions that place limitations on a number of our activities, including our ability to: incur additional debt; create liens on our assets or make guarantees; make certain investments or loans; pay dividends; repurchase our common stock; dispose of or sell assets; or enter into acquisitions, mergers or similar transactions. These covenants could restrict our ability to pursue opportunities to expand our business operations.
     We are required to make prepayments of our debt upon the occurrence of certain transactions, including most asset sales or debt or equity issuances and extraordinary receipts.
Inability to maintain compliance with the bank covenants.
     Our ability to maintain compliance with the financial and other covenants in our current credit agreement is dependent upon our ability to continue to execute our business model and current operational plans. See “—Risks Related to Our Business—The state of the economy may impact our business” above. If an event of default in such covenants occurs and is continuing, among other things, the lenders may accelerate the loans, declare the commitments thereunder to be terminated, seize collateral or take other actions of secured creditors. If the loans are accelerated or commitments terminated, we could face substantial liquidity problems and may be forced to dispose of material assets or operations, seek to obtain equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be available or successful. Also, our bank covenants may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Even if we are able to restructure or refinance our indebtedness, the economic terms may not be favorable to us. In addition, an event of default under our credit agreement could result in a cross-default under certain license agreements that we maintain. All of the foregoing could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.
Our cash flows and capital resources may be insufficient to make required payments on our indebtedness.
     Our ability to generate cash to meet scheduled payments with respect to our debt depends on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and the other factors discussed in this “Risk Factors” section. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to dispose of material assets or operations, seek to obtain equity capital, or restructure or refinance our indebtedness. As discussed in the immediately preceding risk factor, such alternative measures may not be successful and may not permit us to meet our scheduled debt services obligations. The breach of any covenants or restrictions in our credit agreement could result in a default thereunder, which would permit the lenders to take the actions discussed in the immediately preceding risk factor. In addition, an event of default under our credit agreement could result in a cross-default under certain license agreements that we maintain. As discussed above, this could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.
If we lose key personnel we may not be able to achieve our objectives.
     We are dependent on the continued efforts of various members of senior management, as well as senior executives of several of our subsidiaries. If for any reason, these or other key members of management do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to continue to attract and retain senior executives or other personnel necessary for the continued success of our business.
Our business is dependent on several large customers.
     The continued success of our infant and juvenile businesses depends on our ability to continue to sell our products to several large mass market retailers. In particular, Toys “R” Us, Inc. and Babies “R” Us, Inc. (considered together) and Target Corporation accounted for approximately 46.9% and 12.3%, respectively, of our consolidated gross sales from continuing operations during 2009. We typically do not have long-term contracts with our customers and the loss of one or more of the foregoing customers or one or more of our other large customers could have a material adverse affect on our results of operations. In addition, our success depends upon the continuing willingness of large retailers to purchase and provide shelf space for our products. Our access to shelf space at retailers for our products may be reduced by store closings, consolidation among these retailers, competition from other products or stricter requirements for infant and juvenile products by retailers that we may not be able to meet. An adverse change in our relationship with, or the financial viability of, one or more of our customers could reduce our net sales and profitability.
We may not be able to collect outstanding accounts receivable from our major retail customers.
     Certain of our retail customers purchase large quantities of our products on credit, which may cause a concentration of accounts receivable among some of our largest customers. Our profitability may be harmed if one or more of our largest customers were unable or unwilling to pay these accounts receivable when due or demand credits or other concessions for products they are unable to sell or for other reasons.
Federal and state statutes allow courts, under certain specific circumstances, to void purchase transactions in the event of the bankruptcy of the purchaser.

     Under current federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, in the event of the bankruptcy of a purchaser of the Company’s assets, the sale transaction may be voided or cancelled, and damages imposed on the Company, if, among other things, such purchaser, at the time the transaction was consummated, received less than reasonably equivalent value for the consideration paid, and either was insolvent or rendered insolvent by reason of such transaction. The measures of insolvency for purposes of fraudulent transfer or conveyance laws vary depending upon the particular law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. With respect to the sale of the Company’s gift business to TRC, we believe that, on the basis of historical financial information, operating history and other factors, TRC did receive reasonably equivalent value for the consideration paid by TRC, and that TRC was neither insolvent prior or subsequent to the consummation of the transaction. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. In addition, although we obtained a solvency opinion in connection with this transaction confirming our position as to TRC’s solvency, we cannot assure you what weight, if any, would be accorded thereto by a court. An adverse determination with respect to any such claim could have a material adverse effect on our financial condition.
If our divested gift business fails to satisfy certain obligations relating to their operations, we could face third-party claims seeking to hold us liable for those obligations.
     In December of 2008, we completed the sale of our gift business to TRC. We remain contingently liable to third parties for some obligations of the gift business, such as a real estate lease assumed by TRC in the transaction, and may remain contingently liable for certain contracts and other obligations that have not been novated, in either case if TRC fails to meet its obligations. Our financial condition and results of operations could be adversely affected if we receive any such third-party claims.
We rely on foreign suppliers, primarily in the PRC, to manufacture most of our products, which subjects us to numerous international business risks that could increase our costs or disrupt the supply of our products.
     Approximately 67% of our dollar volume of purchases for our continuing operations are attributable to manufacturers in the PRC. The supplier accounting for the greatest dollar volume of purchases for our continuing operations accounted for approximately 20% and the five largest suppliers accounted for approximately 46% in the aggregate during 2009. While we believe that there are many other manufacturing sources available for our product lines, difficulties encountered by one or several of our larger suppliers such as a fire, accident, natural disaster or an outbreak of illness (e.g., H1N1, SARS, avian or other flu) at one or more of their facilities, could halt or disrupt production at the affected facilities, delay the completion of orders, cause the cancellation of orders, delay the introduction of new products or cause us to miss a selling season applicable to some of our products. In addition, our international operations subject us to certain other risks, including:
•	economic and political instability;

•	restrictive actions by foreign governments;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;

•	changes in import duties or import or export restrictions;

•	delays in shipping of product and unloading of product through ports, as well as timely rail/truck delivery to our warehouses and/or a customer’s warehouse;

•	complications in complying with the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes;

•	complications in complying with trade and foreign tax laws; and

•	the effects of terrorist activity, armed conflict and epidemics.
     Any of these risks could disrupt the supply of our products or increase our expenses. The costs of compliance with trade and foreign tax laws may increase our expenses and actual or alleged violations of such laws could result in enforcement actions or financial penalties that could result in substantial costs. In addition, the introduction of certain social programs in the PRC or otherwise will likely increase the cost of doing business for certain of our manufacturers, which could increase our manufacturing costs.
Currency exchange rate fluctuations could increase our expenses.
     Our net sales are primarily denominated in U.S. dollars, except for a small amount of net sales denominated in U.K. pounds, Australian dollars and Euros. Our purchases of finished goods from Eastern Asian manufacturers are denominated in U.S. dollars. Expenses for these manufacturers are denominated in Chinese Yuan or other Eastern Asian currencies. As a result, any material increase in the value of the Yuan (or such other currencies) relative to the U.S. or Australian dollars or the U.K. pound would increase the prices at which we purchase finished goods and therefore could adversely affect our profitability. We are also subject to exchange rate risk relating to transfers of funds denominated in U.K. pounds, Australian dollars or Euros from our foreign subsidiaries to the United States.
Product liability, product recalls and other claims relating to the use of our products could increase our costs.
     We face product liability risks relating to the use of our products. We also must comply with a variety of product safety and product testing regulations. In particular, our products are subject to, among other statutes and regulations, the Consumer Product Safety Act, the Federal Hazardous Substances Act, or the FHSA, and the Consumer Product Safety Improvement Act, or the CPSIA, which empower the Consumer Product Safety Commission, or the CPSC, to take action against hazards presented by consumer products, including adjudication and promulgation of regulations and uniform safety standards. With expanded authority under the CPSIA, the CPSC has and continues to adopt new regulations for safety and products testing that apply to substantially all of our products. These new regulations have or likely will significantly increase the regulatory requirements governing the manufacture and sale of children’s products and increase the potential penalties for noncompliance with applicable regulations. The CPSC has the authority to exclude from the market and recall certain consumer products that are found to be potentially hazardous. Consumer product safety laws also exist in some states and cities within the United States and in Canada, Australia and Europe, as well as certain other countries. While we take the steps we believe are necessary to comply with these laws and regulations, there can be no assurance that we will be in compliance in the future. If we fail to comply with these laws and regulations, or if we face product liability claims, we may be subject to damage awards or settlement costs that exceed any available insurance coverage and we may incur significant costs in complying with recall requirements. Furthermore, concerns about potential liability may lead us to recall voluntarily selected products. For instance, following the receipt of consumer complaints that certain drop-side cribs manufactured by LaJobi did not work properly when the locking device was damaged or broken, LaJobi commenced a voluntary recall and provided corrective action with respect to such cribs. With the exception of one child who received a mild concussion, we do not know of any injuries associated with these cribs. The financial impact of the recall and corrective action, a portion of which was accrued in the three months ended December 31, 2009, is not expected to be material. In addition, although we ceased manufacturing drop-side cribs over one year ago, additional drop-side cribs previously manufactured by LaJobi and not covered by our recent corrective action are likely still in use in the market. If it is determined that a recall of such additional drop-side cribs were necessary, or if we were to face a product liability claim with respect to these or other products, our financial results could be materially adversely affected.
     Recalls, post-manufacture repairs of our products, or product liability claims could also harm our reputation, increase our costs or reduce our net sales. Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future that may adversely impact children’s products, including the categories of products that we produce and sell. In addition, one or more of our customers might require changes or impose their own standards for our products, such as the non-use of certain materials. Complying with existing or any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expense in the event any of our products were found to not comply with such regulations. Furthermore, substantially all of our licenses give the licensor the right to terminate the license agreement if any products marketed under the license are subject to a product liability claim, recall or similar violations of product safety regulations or if we breach covenants relating to the safety of the products or their compliance with product safety regulations. A termination of a license could adversely affect our net sales. Even if a product liability claim is without merit, the claim could harm our reputation and divert management’s attention and resources from our business.
Competition for licenses could increase our licensing costs or limit our ability to market products.
     We market a portion of our products through licenses with other parties. These licenses are generally limited in scope and duration and generally authorize the sale of specific licensed products on an exclusive or nonexclusive basis. Our license agreements often require us to make minimum guaranteed royalty payments that may exceed the amount we are able to generate from actual sales of the licensed products. Any termination of or failure to renew our significant licenses, or inability to develop and enter into new licenses, could limit our ability to market our licensed products or develop new products, and could reduce our net sales and profitability. Competition for licenses could require us to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain or retain attractive licenses, which could increase our expenses. In addition, licenses granted to other parties, whether or not exclusive, could limit our ability to market products, including products we currently market, which could cause our net sales and profitability to decline.
Trademark infringement or other intellectual property claims relating to our products could increase our costs.
     We have from time to time received claims of alleged infringement of intellectual property relating to certain of our products, and we may face similar claims in the future. The defense of intellectual property litigation can be both costly and disruptive of the time and resources of our management, even if the claim is without merit. We also may be required to pay substantial damages or settlement costs to resolve intellectual property litigation. In addition, these claims could materially harm our brand name, reputation and operations.
We may experience difficulties in integrating strategic acquisitions.
     As part of our growth strategy, we may pursue acquisitions that are consistent with our mission and enable us to leverage our competitive strengths. The integration of acquired companies and their operations into our operations involves a number of risks including:
•	possible failure to maintain customer, licensor and other relationships after the closing of the transaction of the acquired company;

•	the acquired business may experience losses which could adversely affect our profitability;

•	unanticipated costs relating to the integration of acquired businesses may increase our expenses;

•	difficulties in achieving planned cost-savings and synergies may increase our expenses or decrease our net sales;

•	diversion of management’s attention could impair their ability to effectively manage our business operations, and unanticipated management or operational problems or liabilities may adversely affect our profitability and financial condition; or

•	possible failure to obtain any necessary consents to the transfer of licenses or other agreements of the acquired company.

     Additionally, we financed our acquisitions of Kids Line, LaJobi and CoCaLo with senior debt financing. This debt leverage, or additional leverage that may be incurred with any other future acquisitions, could adversely affect our profitability and limit our ability to capitalize on future business opportunities.
Disruptions in our current information technology systems or difficulties in implementing alternative information technology systems could harm our business.
     System failure or malfunctioning in our information technology systems may result in disruption of operations and the inability to process transactions and could adversely affect our financial results. In addition, we currently intend to commence the implementation in 2010 of a new consolidated information technology system for our continuing operations, which we believe will provide greater efficiencies, lower costs and greater reporting capabilities than those provided by the current systems in place across our individual infant and juvenile companies. In connection with such implementation, we anticipate incurring costs of an aggregate of approximately $1.3 million, a substantial portion of which is expected to be incurred in 2010, and our business may be subject to transitional difficulties as we replace the current systems. These difficulties may include disruption of our operations, loss of data, and the diversion of our management and key employees’ attention away from other business matters. The difficulties associated with any such implementation, and our failure to realize the anticipated benefits from the implementation, could harm our business, results of operations and cash flows.
Changes in our effective tax rate may have an adverse effect on our results of operations.
     Our future effective tax rate and the amount of our provision for income taxes may be adversely affected by a number of factors, including:
•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes;

•	changes in available tax credits;

•	changes in share-based compensation expense;

•	changes in the valuation of our deferred tax assets and liabilities;

•	changes in accounting standards or tax laws and regulations, or interpretations thereof;

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from uncertain positions and tax audits with various tax authorities; and

•	penalties and/or interest expense that we may be required to recognize on liabilities associated with uncertain tax positions.
     Any significant increase in our future effective tax rates could adversely impact our net income for future periods.
Actual results differing from estimates.
     If actual events, circumstances, outcomes and amounts differ from judgments, assumptions and estimates made or used in determining the amount of certain assets (including the amount of recoverability of property, plant and equipment, intangible assets, valuation allowances for receivables, inventories and deferred income tax assets), liabilities (including accruals for income taxes and liabilities) and or other items reflected in our consolidated financial statements, it could adversely affect our results of operations and financial condition.
Increased costs associated with corporate governance compliance may affect our results of operations.
     The Sarbanes Oxley Act of 2002 has required changes in some of our corporate governance and securities disclosure and compliance practices, and requires ongoing review of our internal control procedures. These developments have increased our legal compliance and financial reporting costs, and to the extent that we identify areas of our disclosures controls and procedures and/or internal controls requiring improvement we may have to incur additional costs and divert management’s time and attention. Any such action could adversely affect our results of operations and financial condition.
Terrorist attacks and threats may disrupt our operations and negatively impact our revenues, costs and stock price.
     The terrorist attacks of September 11, 2001 in the U.S., the U.S. response to those attacks and the resulting decline in consumer confidence had a substantial adverse effect on the U.S. economy. Any similar future events may disrupt our operations directly or indirectly by affecting the operations of our customers. In addition, these events have had and may continue to have an adverse impact on the U.S. economy in general and on consumer confidence and spending in particular, which could harm our revenues. Any new terrorist events or threats could have a negative effect on the U.S. and world financial markets generally, which could reduce the price of our common stock and may limit the capital resources available to us and others with whom we conduct business. If any of these events occur, they could have a significant adverse effect on our results of operations and could result in increased volatility in the market price of our common stock.
Risks Related to Our Common Stock and This Offering
The trading price of our common stock has been volatile and investors in our common stock may experience substantial losses.
     The trading price of our common stock has been volatile and may continue to be volatile in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:
•	changes in financial estimates of our net sales and operating results;

•	buy/sell recommendations by securities analysts;

•	the timing of announcements by us or our competitors concerning significant product developments, acquisitions or financial performance;

•	fluctuation in our quarterly operating results;

•	other economic or external factors;

•	our failure to meet the performance estimates of securities analysts or investors;

•	substantial sales of our common stock or the registration of substantial shares for sale; or

•	general stock market conditions.
     You may be unable to sell your stock at or above your purchase price.

We cannot predict the impact that the offer of the shares may have on the price of our common stock and the value of your investment in our Company.
     We cannot predict the effect, if any, that sales of, or the availability for sale of, shares of our common stock by the selling stockholder pursuant to this prospectus supplement and the accompanying prospectus will have on the market price of our common stock prevailing from time to time. The fact that substantial amounts of our common stock will enter the public market could adversely affect the prevailing market price of our common stock and could impair our ability to fund acquisitions or to raise capital in the future through the sales of our securities. This offering or other sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for such stock. In addition, our common stock is relatively thinly traded, which means that this offering or other large transactions in our common stock may be difficult to conduct in a short time frame and may cause significant fluctuations in the price of our common stock. Further, there have been, from time to time, “short” positions in our common stock, consisting of borrowed shares sold, or shares sold for future delivery which may not have been borrowed. We do not know whether any of these short positions are covered by “long” positions owned by the short sellers. Any attempt by the short sellers to liquidate their positions over a short period of time could cause significant volatility in the price of our common stock.
     In addition, the selling stockholders under the accompanying prospectus (including D. E. Shaw Laminar Portfolios, L.L.C., until the consummation of this offering) have “demand” or “piggyback” registration rights in connection with our common stock. “Demand” rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act. “Piggyback” rights require that we provide notice to the relevant holders of our common stock if we propose to register any of our securities under the Securities Act in specified offerings, and grant such holders the right to include their shares in the registration statement.
A limited number of our shareholders can exert significant influence over us.
     As reported in various Schedules 13D filed with the Securities and Exchange Commission, or SEC,: (i) various investment funds and accounts managed by Prentice Capital Management, LP and (ii) (until consummation of this offering) D. E. Shaw Laminar Portfolios, L.L.C. beneficially own approximately 20.4% and 20.4%, respectively, of the outstanding shares of our common stock. Prentice and Laminar each currently has the right to nominate two members of our Board of Directors. This share ownership would permit these and other large stockholders to exert significant influence over the outcome of stockholder votes, including votes concerning the election of directors, by-law amendments, possible mergers, corporate control contests and other significant corporate transactions. Upon the consummation of this offering, D. E. Shaw Laminar Portfolios, L.L.C. will not beneficially own any shares of our common stock, and will no longer have the right to nominate any members to our Board of Directors.
We do not anticipate paying regular dividends on our common stock in the foreseeable future, so any short-term return on your investment will depend on the market price of our common stock.
     The covenants in our credit agreement limit our ability to pay dividends to our shareholders. No assurance, therefore, may be given that there will be any future dividends declared or that future dividend declarations, if any, will be commensurate in amount or frequency with past dividends.
If we fail to maintain compliance with the listing standards of the New York Stock Exchange, our common stock may be delisted therefrom.
     Our common stock is currently listed on the NYSE. We may fail to comply with the continued listing requirements of the NYSE, which may result in the delisting of our common stock. The NYSE rules require, among other things, that the minimum listing price of our common stock be at least $1.00 for more than 30 consecutive trading days, and that our average market capitalization be at least $15 million over any 30 consecutive trading day period. Delisting would have an adverse effect on the liquidity of our common stock and, as a result, the market price for our common stock might become more volatile. Delisting could also make it more difficult for us to raise additional capital. As of June 7, 2010, our 30 day average market capitalization was approximately $201.7 million and our 30 trading day average stock price was $9.36.
Various restrictions in our charter documents, policies, New Jersey law and our credit agreement could prevent or delay a change in control of us which is not supported by our board of directors.
     We are subject to a number of provisions in our charter documents, policies, New Jersey law and our credit agreement that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:
•	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings;

•	the absence of cumulative voting in the election of directors;

•	covenants in our credit agreement restricting mergers, asset sales and similar transactions and a provision in our credit agreement that triggers an event of default upon certain acquisitions by a person or group of persons with beneficial ownership of 50.1% or more of our outstanding common stock; and

•	the New Jersey Shareholders’ Protection Act.
     The New Jersey Shareholders’ Protection Act, as it pertains to us, prohibits, among other things, a merger, consolidation, specified asset sale, specified issuance or transfer of stock, or other similar business combination or disposition between the Company and any beneficial owner of 10% or more of our voting stock for a period of five years after such “interested” stockholder acquires 10% or more of our voting stock, unless the transaction is approved by our board of directors before such interested stockholder acquires 10% or more of our voting stock. In addition, no such transaction shall occur at any time unless: (1) the transaction is approved by our board of directors before the interested stockholder acquires 10% or more of our voting stock, (2) the transaction is approved by the holders of two-thirds of our voting stock excluding shares of our voting stock owned by such interested stockholder or (3) (A) the aggregate consideration received per share by stockholders in such transaction is at least equal to the higher of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by the interested stockholder (x) within the 5-year period preceding the announcement date of such transaction or (y) within the 5-year period preceding, or in the transaction, in which the stockholder became an interested stockholder, whichever is higher, in each case plus specified interest, less the value of dividends paid since that earliest date, up to the amount of such interest, and (ii) the market value per share of common stock on the announcement date of such transaction or on the date the interested stockholder became an interested stockholder, whichever is higher, plus specified interest, less the value of dividends paid since that date, up to the amount of such interest, (B) the consideration in the transaction received by stockholders is in cash or in the same form as the interested stockholder used to acquire the largest number of shares previously acquired by it, and (C) after the date the interested stockholder became an interested stockholder, and prior to the consummation of the transaction, such interested stockholder has not become the beneficial owner of additional shares of our stock, except (w) as part of the transaction which resulted in the interested stockholder becoming an interested stockholder, (x) by virtue of proportionate stock splits, stock dividends or other distributions not constituting a transaction covered by the New Jersey Shareholders Protection Act, (y) through a transaction meeting the conditions of paragraph (B) above and this paragraph (C) or (z) through purchase by the interested stockholder at any price, which, if that price had been paid in an otherwise permissible transaction under the New Jersey Shareholders’ Protection Act, the announcement date and consummation date of which were the date of that purchase, would have satisfied the requirements of paragraphs (A) and (B) above.

We have granted stock options, stock appreciation rights and restricted stock units to certain management employees and directors as compensation which may depress our stock price and result in dilution to our common stockholders.
     As of June 7, 2010, options to purchase approximately 747,975 shares of our common stock were outstanding, 42% of which are currently vested; 1,272,193 stock appreciation rights have been issued, 16% of which are currently vested; and 188,210 unvested restricted stock units are outstanding. Our Equity Incentive Plan allows for the granting of additional incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted and non-restricted shares and/or dividend equivalent rights, up to a total of 1.5 million shares (plus additional shares in the event of specified circumstances). If the market price of our common stock rises above the exercise price of outstanding vested options, holders of those securities may exercise their options and sell the common stock acquired upon exercise of such options in the open market. If the market price of our common stock rises above the exercise price of outstanding vested stock appreciation rights, holders of those securities may exercise their rights and sell the common stock acquired (to the extent such stock appreciation rights are settled in common stock) in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of exercised vested options, vested restricted stock, vested stock appreciation rights and/or vested restricted stock units settled in or exercised for stock may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding vested options exercise those options (or if (i) vested stock appreciation rights are exercised and settled in common stock, or (ii) vested restricted stock units are settled in common stock), our common stockholders will incur dilution. The exercise price of all common stock options and stock appreciation rights is subject to adjustment upon stock dividends, splits and combinations, as well as anti-dilution adjustments as set forth in the relevant award agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
     We caution you that certain statements contained in this prospectus supplement and the accompanying prospectus (including in our documents incorporated herein by reference), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor provisions created by statute. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain such forward-looking statements. Forward-looking statements include, but are not limited to, words such as “believe,” “plan,” “anticipate,” “estimate,” “project,” “may,” “planned,” “potential,” “should,” “will,” “would,” “could,” “continue,” “expect,” “intend,” “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on our current expectations and projections about future events and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described under “Risk Factors” in this prospectus supplement, and those detailed from time to time in our filings with the SEC which are incorporated by reference into herein, including, but not limited to, those set forth in the section entitled “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, other risks and uncertainties not presently known to us or that we currently consider less significant could affect the accuracy of our forward-looking statements. Although we believe our estimates and assumptions to be reasonable, such estimates and assumptions may prove to be inaccurate. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to update or revise forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. We caution you not to unduly rely on the forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this offering.
SELLING STOCKHOLDER
     We have registered shares of our common stock for resale by the selling stockholder named below. The selling stockholder will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholder, including underwriting fees, discounts and commissions.
     The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholder, sets forth the information regarding the beneficial ownership of outstanding shares of our common stock by the selling stockholder and the shares that such selling stockholder is offering under this prospectus supplement and the accompanying prospectus. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.
     The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock as to which the selling stockholder has the right to acquire within 60 days of the date thereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of ownership of any other person.
     As of August 9, 2006, D. E. Shaw Laminar Portfolios, L.L.C., or Laminar, the selling stockholder listed below, purchased 4,399,733 shares of our common stock from The Russell Berrie Foundation, or the Foundation, pursuant to a share purchase agreement with the Foundation. Such shares represent approximately 20.4% of our outstanding shares of common stock. We were not a party to the share purchase agreement nor did we receive any of the proceeds from such purchase. We have registered the shares of common stock offered for sale by this prospectus supplement and the accompanying prospectus as required by an investors’ rights agreement we entered into as of August 10, 2006 with Laminar and the other signatories thereto in connection with its purchases from the Foundation. Pursuant to such investors’ rights agreement, subject to specified limitations and conditions set forth therein, we agreed to, among other things, nominate for election as members of our board of directors, two persons designated by Laminar. In addition, the Chairman of our Board of Directors was a consultant for an affiliate and investment adviser of Laminar, referred to as DESCO LP in footnote (2) to the table below, from April 2008 through March 2010. In the course of its investment business, Laminar held substantial ownership interests in various customers that do and/or did business with our former gift segment. In connection therewith, Laminar often designated directors to the boards of such entities, which such designees occasionally included persons on our Board of Directors. Subsequent to the sale of our gift business in December of 2008, however, these relationships were no longer applicable to our operations.
     Except as noted in the preceding paragraph, the selling stockholder does not have and has not had any position, office or other material relationship with us or our affiliates within the past three years.
     Percentages in the table below are based on 21,546,174 shares of our common stock outstanding as of June 7, 2010. The footnotes to the table below set forth the holders of voting and investment power with respect to the shares of our common stock set forth in such table.

	Shares of Common Stock		Shares of	Shares of Common Stock
	Beneficially		Common Stock	Beneficially Owned After
	Owned Prior to Offering		to	the Offering
Name of Selling Security Holder	Number	Percent	be Offered(1)	Number	Percent
D. E. Shaw Laminar Portfolios, L.L.C.(2)	4,399,733	20.4%	4,399,733	0	0%

(1)	Represents the total number of shares of our common stock that the selling stockholder is offering under this prospectus supplement and the accompanying prospectus.

(2)	Based on a Schedule 13D filed on August 18, 2006 by D. E. Shaw Laminar Portfolios, L.L.C., or Laminar, D. E. Shaw & Co., L.P., a Delaware limited partnership, or DESCO LP, D.E. Shaw & Co., L.L.C., a Delaware limited liability company, or DESCO LLC, and David E. Shaw, and information provided to us by Laminar subsequent to such filing. Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares listed in the table (which are all held directly by Laminar and are referred to in this note as the “subject shares”). DESCO LP, as Laminar’s investment adviser, and DESCO LLC, as Laminar’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., a Delaware corporation, or DESCO II, Inc., may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., a Delaware corporation, or DESCO, Inc., may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. None of DESCO LP, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of our common stock directly and each such entity disclaims beneficial ownership of the subject shares. David E. Shaw does not own any shares of our common stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of the subject shares. David E. Shaw disclaims beneficial ownership of the subject shares. In addition, options to purchase 15,000 shares of our common stock were issued on each of December 27, 2007, July 10, 2008, and September 22, 2009, to Lauren Krueger, a DESCO LP employee until March 31, 2010, in connection with her service as a member of our board of directors (which service terminated as of March 30, 2010 in connection with her resignation from DESCO LP). In accordance with Forms 4 filed by Ms. Krueger, under an agreement with DESCO LP, Ms. Krueger is deemed to hold such options for the benefit of DESCO LP, and must exercise or otherwise dispose of such options solely upon the direction of DESCO LP. To the extent they are vested, DESCO LP is entitled to the shares due upon exercise of such options (all of which expire on June 28, 2010). As a result, the subject shares exclude all such options. Ms. Krueger disclaims beneficial ownership of such options. As the shares underlying such options are not covered by the investors’ rights agreement discussed above, they are also excluded from the shares that may be offered pursuant to this prospectus supplement and the accompanying prospectus.

UNDERWRITING
     We, the selling stockholder and Roth Capital Partners, LLC, or the underwriter, have entered into an underwriting agreement with respect to the shares being offered under this prospectus supplement and the accompanying prospectus. Subject to certain conditions, the underwriter has agreed to purchase 4,399,733 shares of our common stock from the selling stockholder.
     The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.
     The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.
     The following table summarizes the compensation and estimated expenses that the selling stockholder will pay:

	Per Share	Total
Underwriting discounts and commissions	$	$
Total expenses	$	$
     We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.
     The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us for which services they will receive customary fees.
     Our common stock is traded on the NYSE under the symbol “KID.” In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, and covering transactions in accordance with Regulation M under the Exchange Act.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The underwriter may close out any short position by purchasing shares in the open market.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
     These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.
     This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
MATERIAL CHANGES
     Except as set forth below, there have been no material changes in our affairs since December 31, 2009, which have not been described in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Current Reports on Form 8-K filed with the SEC during 2010, all of which are incorporated herein by reference as described below.
     The Company and TRC are currently in negotiations with respect to, among other things, a potential restructuring of: (i) the consideration received by the Company for the sale of its former gift business to TRC (referred to as the gift business consideration); (ii) royalty payments due to a subsidiary of the Company under a license agreement with TRC (TRC failed to make the first royalty payment under the license agreement, which was due on December 31, 2009); and (iii) ongoing arrangements between the parties and their respective affiliates. Such negotiations currently contemplate, among other things, the payment by TRC of certain amounts in exchange for the cancellation of all or substantially all of the gift business consideration and the acquisition by TRC of the intellectual property covered by the license agreement. The amounts potentially to be paid by TRC are anticipated to be substantially less than the face value of the gift business consideration. As previously reported, the Company has written off or fully reserved against all such gift business consideration, and, accordingly, any payments received in exchange therefor would be recorded as income, if and when received. There can be no assurance, however, that any defaulted payments under the license agreement referred to above will be made, that any future payments due under the license agreement will be made in a timely manner, or at all, that such negotiations will result in any definitive agreement, or that the terms of any definitive agreement will be consistent with those described above.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our Restated Certificate of Incorporation, as amended, provides for indemnification of our directors and officers (as well as other corporate agents) to the fullest extent permitted by the New Jersey Business Corporation Act. In addition, to the full extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders (no amendment of this provision will eliminate or reduce its protections for matters arising prior to such amendment). We maintain an insurance policy insuring our directors and officers against certain liabilities incurred in those capacities, including liabilities which may be incurred under the Securities Act.
LEGAL MATTERS
     The validity of the common stock offered by this prospectus supplement and the accompanying prospectus has been passed upon for us by Wilentz, Goldman & Spitzer P.A., Woodbridge, New Jersey. The underwriter is being represented in this offering by Latham & Watkins, LLP, Costa Mesa, California.

EXPERTS
     The consolidated financial statements and schedules of Kid Brands, Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement (including the exhibits, schedules and amendments to the registration statement) on Form S-3 under the Securities Act, with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities offered by this prospectus supplement and the accompanying prospectus, please refer to the registration statement and the accompanying prospectus. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, where the contract, agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is made. Copies of the registration statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. These reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operating rules, copy charges and procedures for the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains information we file electronically with the SEC.
     Our SEC filings are also available to the public at no cost through our website, www.kidbrandsinc.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus supplement or the accompanying prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning our principal executive office, which is:
Kid Brands, Inc.
1800 Valley Road
Wayne, New Jersey 07470
Attention: Corporate Secretary
(201) 405-2400
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The information incorporated by reference is an important part of this prospectus supplement, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference into this prospectus supplement the following documents filed with the SEC:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 26, 2010, as amended on April 30, 2010;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 5, 2010;

(c)	the Form 8-K filed with the SEC on April 2, 2010;

(d)	the Form 8-K filed with the SEC on May 24, 2010; and

(e)	the description of our common stock, stated value $0.10 per share, incorporated into the Registration Statement on Form 8-A No. 1-8681 (as filed on March 8, 1984) by reference from the Registration Statement on Form S-1 No. 2-88797 (as filed on February 2, 1984) under the heading “Description of common stock” on pages 21-22, as amended by Amendment No. 2 to Registration Statement on Form S-1 No. 2-88797 (as filed on March 29, 1984) under the heading “Description of common stock” on page 22.
     In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. We are not, however, incorporating any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed filed with the SEC in accordance with SEC rules and regulations, including any information furnished pursuant to Item 2.02 or 7.01 in any Current Report on Form 8-K, or certain exhibits filed pursuant to Item 9.01 thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
     Upon written or oral request, we will provide to you, at no cost, a copy of any or all of the documents (other than exhibits which are not specifically incorporated by reference into such documents) that have been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Inquiries should be directed to:
Kid Brands, Inc.
1800 Valley Road
Wayne, New Jersey 07470
Attention: Corporate Secretary
(201) 405-2400

PROSPECTUS
KID BRANDS, INC.
8,799,466 Shares of Common Stock Offered by the Selling Stockholders

     The selling stockholders named in this prospectus under the caption “Selling Stockholders” may offer and sell, from time to time, up to 8,799,466 shares of Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.) common stock, $0.10 stated value per share, in one or more offerings. Our common stock may be offered for sale by the selling stockholders in a number of different ways, including to or through one or more agents, dealers or underwriters, directly to purchasers or through a combination of these methods, and at market prices prevailing at the time of sale or at privately negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” in this prospectus. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any of the proceeds from sales by the selling stockholders.
     Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “KID”. The last reported sale price of our common stock on March 19, 2010 was $6.00 per share. You are urged to obtain current market quotations for our common stock.
     PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. INVESTING IN KID BRANDS, INC. COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 24, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
OUR COMPANY	1
RISK FACTORS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION	13
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	16
MATERIAL CHANGES	19
INDEMNIFICATION OF DIRECTORS AND OFFICERS	19
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20

i

ABOUT THIS PROSPECTUS
     All references in this prospectus to the “company,” “our,” “us” and “we” refer to Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.), a New Jersey corporation, and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, using this prospectus, each of the selling stockholders named in this prospectus under the caption “Selling Stockholders” may offer and sell, from time to time, in one or more offerings, up to the aggregate number of shares of our common stock set forth beside each such stockholder’s name. This prospectus provides the amount of shares that the selling stockholders may offer hereunder, as well as other information you should know before investing in our common stock. To the extent that we prepare a prospectus supplement in connection with an offering and any statement we make in that prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in such prospectus supplement. You should read both this prospectus and applicable prospectus supplements, if any, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below, before you decide whether to invest in our common stock.
     You should rely only on the information included in or incorporated by reference into this prospectus and any accompanying prospectus supplement, or included in any free writing prospectus that we may file with the SEC in connection with this offering. Neither we nor the selling stockholders have authorized anyone to provide you with any other information. If anyone provides you with different or additional information you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
     You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” below.
     The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. We are not, and the selling stockholders are not, making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted, or where the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.
     This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. We urge you to read the registration statement of which this prospectus is a part in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.
     In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the securities, including the merits and risks involved.
     We are not making any representation to any purchaser of the common stock registered hereby regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice, and you should consult your own legal, business and tax advisors for advice regarding an investment in the common stock offered hereby.

ii

OUR COMPANY
     Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.) is a designer, importer, marketer and distributor of infant and juvenile consumer products. During 2008, we strategically refocused our business to further enhance our position in the infant and juvenile market. In connection therewith, among other things, (i) in April 2008, we consummated the acquisition of each of: (x) the assets of LaJobi Industries, Inc., a privately-held company based in Cranbury, New Jersey that designs, imports and sells infant and juvenile furniture and related products; and (y) the capital stock of CoCaLo, Inc., a privately-held company based in Costa Mesa, California that designs, markets and distributes infant bedding and related accessories; and (ii) as of December 23, 2008, we consummated the sale to The Russ Companies, Inc., a Delaware corporation (referred to as TRC), of the capital stock of our subsidiaries actively engaged in our gift business, substantially all of our assets used in our gift business and the assumption by TRC of specified obligations, but excluding, among other specified items, a 6% ownership interest in the Shining Stars® website and specified intellectual property licensed to TRC.
     Together with our 2004 acquisition of Kids Line, LLC — which designs, imports and sells infant bedding and related accessories — and our 2002 acquisition of Sassy, Inc. — which designs, imports and sells developmental toys and feeding, bath and baby care items, these actions have focused our operations on the infant and juvenile business, and have enabled us to offer a more complete range of products for the baby nursery.
     Prior to the sale of our gift business, we had two reportable segments: (i) our infant and juvenile segment; and (ii) our gift segment. As a result of such sale, our infant and juvenile business constitutes one segment. Consistent with our strategy of building a confederation of complementary businesses, each operating subsidiary in our infant and juvenile business is operated independently by a separate group of managers. Our senior corporate management, together with senior management of our subsidiaries, coordinates the operations of all of our businesses and seeks to identify cross-marketing, procurement and other complementary business opportunities.
     Our infant and juvenile product line currently consists of approximately 5,300 products that principally focus on children of the age group newborn to two years. Our products are sold primarily to retailers in North America, the UK and Australia, including large, national retail accounts and independent retailers (including toy, specialty, food, drug, apparel and other retailers). We maintain a direct sales force and distribution network to serve our customers in the United States, the UK and Australia, and sell through independent manufacturers’ representatives and distributors in certain other countries.
     We were founded in 1963 by the late Mr. Russell Berrie, and were incorporated in New Jersey in 1966. Our common stock has been traded on the New York Stock Exchange since its initial public offering on March 29, 1984 (under the symbol “RUS” until September 22, 2009, when we changed our name to Kid Brands, Inc., and under the symbol “KID” thereafter).
     We maintain our principal executive offices at 1800 Valley Road, Wayne, New Jersey 07470. Our wholly-owned subsidiaries are located in the United States, the United Kingdom and Australia with distribution centers situated at their various locations. Our telephone number is (201) 405-2400. Our website address is www.kidbrandsinc.com. The information contained on or accessible through our web site is not part of this prospectus.
RISK FACTORS
Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below, and in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, in Item IA, “Risk Factors”, which is incorporated by reference herein, and as updated in any future filings we make with the SEC that are incorporated by reference herein, as well as all other information in this prospectus, including the financial statements and other documents summarized in or incorporated by reference into this prospectus. The risks and uncertainties described below constitute the material risks pertaining to our business and this offering. If any of the following risks occur, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business
Our net sales and profitability depend on our ability to continue to conceive, design and market products that appeal to consumers.
     The introduction of new products is critical in our industry and to our growth strategy. A significant percentage of our product line is replaced each year with new products. Our business depends on our ability to continue to conceive, design and market new products and upon continuing market acceptance of our product offerings. Rapidly changing consumer preferences and trends make it difficult to predict how long consumer demand for our existing products will continue or which new products will be successful. Our current products may not continue to be popular or new products that we introduce may not achieve adequate consumer acceptance for us to recover development, manufacturing, marketing and other costs. A decline in consumer demand for our products, our failure to develop new products on a timely basis in anticipation of changing consumer preferences or the failure of our new products to achieve and sustain consumer acceptance could reduce our net sales and profitability.
Gross margin could be adversely affected by several factors.
     Gross margin may be adversely affected in the future by increases in vendor costs (including as a result of increases in the cost of raw materials or fluctuations in foreign currency exchange rates), excess inventory, obsolescence charges, changes in shipment volume, price competition and changes in channels of distribution or in the mix of products sold. For example, increased costs in China, primarily for labor and raw materials, as well as the appreciation of the Chinese Yuan against the dollar, have at times negatively impacted our gross margins. Economic conditions, such as rising fuel prices and currency exchange fluctuations may also adversely impact our margins. In addition, increased pressure from major retailers, primarily as a result of prevailing economic conditions, to offer additional mark-downs and other credits or price concessions to clear existing inventory and secure new product placements, may also negatively impact our margins.
     In addition, our Kids Line and CoCaLo businesses use significant quantities of cotton, either in the form of cotton fabric or cotton-polyester fabric. Cotton is subject to ongoing price fluctuations because it is an agricultural product impacted by changing weather patterns, disease and other factors, such as supply and demand considerations, both domestically and internationally. In addition, increased oil prices affect key components of the raw material prices in many of our products. Significant increases in the prices of cotton and oil could adversely affect our gross margins and operations.
The state of the economy may impact our business.
     Economic conditions have deteriorated significantly in many of the countries and regions in which we do business and may remain depressed for the foreseeable future. Global economic conditions have been challenged by slowing growth and the sub-prime debt devaluation crisis, causing worldwide liquidity and credit concerns. Continuing adverse global economic conditions in our markets would likely negatively impact our business, which could result in:
•	Reduced demand for our products;

•	Increased price competition for our products;

•	Increased risk of excess and obsolete inventories;

•	Limitation in the capital resources available to us and others with whom we conduct business;

•	Increased risk in the collectibility of accounts receivable from our customers;

•	Increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable;

•	Higher operating costs as a percentage of revenues; and

•	Delays in signing or failing to sign customer contracts or signing customer agreements at reduced purchase levels.
     In addition, our operations and performance depend significantly on levels of consumer spending, which have recently deteriorated significantly in many countries and regions, including without limitation the United States, and may remain depressed for the foreseeable future. For example, some of the factors that could influence the levels of consumer spending include consumer confidence, continuing increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, stock market conditions, labor and healthcare costs, access to credit and other macroeconomic factors affecting consumer spending behavior.
     These potential effects of the current global financial crisis are difficult to forecast and mitigate. As a consequence, our operating results for any particular period may be difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.
     We test goodwill and our other intangible assets with indefinite useful lives for impairment on an annual basis or on an interim basis if an event occurs that might reduce the fair value of the asset below its carrying value. We conduct testing for impairment during the fourth quarter of our fiscal year. In the fourth quarter of 2008, we recorded goodwill impairment charges of $130.2 million, constituting all of our goodwill, and a $3.7 million charge was recorded to cost of goods sold for the impairment of the Sassy, CoCaLo and LaJobi trade names. In addition, as a result of the sale of our gift business, an additional impairment charge of $6.7 million was recorded for the value of our Applause® trademark. We will continue to evaluate the recoverability of the carrying amount of tangible and intangible assets on an ongoing basis, and we may incur additional impairment charges, which could be substantial and would adversely affect our financial results. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact our assumptions as to prices, costs, holding periods or other factors that may result in changes in our estimates of future cash flows. Due to current economic conditions and the impairment recorded on all of our goodwill in the fourth quarter of 2008, we evaluated the useful life of our Kids Line customer relationships intangible asset and determined that the Kids Line customer relationships is a finite-lived asset and, as such, will be amortized over a 20-year life.
If the national and world-wide financial crisis intensifies, further potential disruptions in the credit markets may adversely affect the availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, which could adversely affect our results of operations, cash flows and financial condition.
     If sufficient internal funds are not available from our operations, we may be required to further rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to draw on our bank revolving credit facility. Our access to funds under that credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.
     Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Changes in consumer preferences could adversely affect our net sales and profitability.
     Our business and operating results depend largely on the appeal of our products. Consumer preferences, particularly among adults, who are the end purchasers of our products, are constantly changing. Our success will, in large part, depend on our ability to identify emerging trends in the marketplace, and design products that address consumer demand and prove safe and cost-effective. In addition, changes in customer preferences leave us vulnerable to an increased risk of inventory obsolescence. Thus, our ability to manage our inventories properly is an important factor in our operations. Inventory shortages can adversely affect the timing of shipments to customers and diminish sales and brand loyalty. Conversely, excess inventories can result in lower gross margins due to the excessive discounts and markdowns that might be necessary to reduce inventory levels. Our inability to effectively manage our inventory could have a material adverse effect on our business, financial condition and results of operations.
Competition in our markets could reduce our net sales and profitability.
     We operate in highly competitive markets. Certain of our competitors have greater brand recognition and greater financial, technical, marketing and other resources than we have. In addition, we may face competition from new participants in our markets because the infant and juvenile product industries have limited barriers to entry.
     Many of our principal customers are large mass merchandisers. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers that have strong negotiating power with suppliers. Current trends among retailers include fostering high levels of competition among suppliers, demanding innovative new products and requiring suppliers to maintain or reduce product prices and deliver products with shorter lead times. Other trends are for retailers to import products directly from factory sources and to source and sell products under their own private label brands that compete with our products.
     The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in downward pricing pressures and the need for consumer-meaningful brands, the ongoing introduction and commercialization of innovative new products, continuing improvements in customer service, and the maintenance of strong relationships with large, high-volume purchasers. We also face the risk of changes in the strategy or structure of our major retailer customers, such as overall store and inventory reductions and retailer consolidation. The resulting risks include possible loss of sales, reduced profitability and limited ability to recover cost increases through price increases.
     We also experience price competition for our products, competition for shelf space at retailers and competition for licenses, all of which may increase in the future. If we cannot compete successfully in the future, our net sales and profitability will likely decline.
To compete successfully, we must develop and maintain consumer-meaningful brands.
     Our ability to compete successfully also depends increasingly on our ability to develop and maintain consumer-meaningful brands so that our retailer customers will need our products to meet consumer demand. The development and maintenance of such brands requires significant investment in brand building and marketing initiatives, although any such investment may not deliver the anticipated results.
Our debt covenants may affect our liquidity or limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions.
     Our current credit agreement includes provisions that place limitations on a number of our activities, including our ability to: incur additional debt; create liens on our assets or make guarantees; make certain investments or loans; pay dividends; repurchase our common stock; dispose of or sell assets; or enter into acquisitions, mergers or similar transactions. These covenants could restrict our ability to pursue opportunities to expand our business operations.

     We are required to make prepayments of our debt upon the occurrence of certain transactions, including most asset sales or debt or equity issuances and extraordinary receipts.
Inability to maintain compliance with the bank covenants.
     Our ability to maintain compliance with the financial and other covenants in our current credit agreement is dependent upon our ability to continue to execute our business model and current operational plans. See “The state of the economy may impact our business” above. If an event of default in such covenants occurs and is continuing, among other things, the lenders may accelerate the loans, declare the commitments thereunder to be terminated, seize collateral or take other actions of secured creditors. If the loans are accelerated or commitments terminated, we could face substantial liquidity problems and may be forced to dispose of material assets or operations, seek to obtain equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be available or successful. Also, our bank covenants may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Even if we are able to restructure or refinance our indebtedness, the economic terms may not be favorable to us. In addition, an event of default under our credit agreement could result in a cross-default under certain license agreements that we maintain. All of the foregoing could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.
Our cash flows and capital resources may be insufficient to make required payments on our indebtedness.
     Our ability to generate cash to meet scheduled payments with respect to our debt depends on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and the other factors discussed in this “Risk Factors” section. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to dispose of material assets or operations, seek to obtain equity capital, or restructure or refinance our indebtedness. As discussed in the immediately preceding risk factor, such alternative measures may not be successful and may not permit us to meet our scheduled debt services obligations. The breach of any covenants or restrictions in our credit agreement could result in a default thereunder, which would permit the lenders to take the actions discussed in the immediately preceding risk factor. In addition, an event of default under our credit agreement could result in a cross-default under certain license agreements that we maintain. As discussed above, this could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.
If we lose key personnel we may not be able to achieve our objectives.
     We are dependent on the continued efforts of various members of senior management, as well as senior executives of several of our subsidiaries. If for any reason, these or other key members of management do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to continue to attract and retain senior executives or other personnel necessary for the continued success of our business.
Our business is dependent on several large customers.
     The continued success of our infant and juvenile businesses depends on our ability to continue to sell our products to several large mass market retailers. In particular, Toys “R” Us, Inc. and Babies “R” Us, Inc. (considered together) and Target accounted for approximately 48.0% and 12.0%, respectively, of our consolidated gross sales from continuing operations during 2009. We typically do not have long-term contracts with our customers and the loss of the foregoing customers or one or more of our other large customers could have a material adverse affect on our results of operations. In addition, our success depends upon the continuing willingness of large retailers to purchase and provide shelf space for our products. Our access to shelf space at retailers for our products may be reduced by store closings, consolidation among these retailers, competition from other products or stricter requirements for infant and juvenile products by retailers that we may not be able to meet. An adverse change in our relationship with, or the financial viability of, one or more of our customers could reduce our net sales and profitability.

Federal and state statutes allow courts, under certain specific circumstances, to void purchase transactions in the event of the bankruptcy of the purchaser.
Under current federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, in the event of the bankruptcy of a purchaser of the Company’s assets, the sale transaction may be voided or cancelled, and damages imposed on the Company, if, among other things, such purchaser, at the time the transaction was consummated, received less than reasonably equivalent value for the consideration paid; and either was insolvent or rendered insolvent by reason of such transaction. The measures of insolvency for purposes of fraudulent transfer or conveyance laws vary depending upon the particular law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. With respect to the sale of the Company’s gift business to TRC, we believe that, on the basis of historical financial information, operating history and other factors, TRC did receive reasonably equivalent value for the consideration paid by TRC, and that TRC was neither insolvent prior or subsequent to the consummation of the transaction. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. In addition, although we obtained a solvency opinion in connection with this transaction confirming our position, we cannot assure what weight, if any, would be accorded thereto by a court.
We may not be able to collect outstanding accounts receivable from our major retail customers.
     Certain of our retail customers purchase large quantities of our products on credit, which may cause a concentration of accounts receivable among some of our largest customers. Our profitability may be harmed if one or more of our largest customers were unable or unwilling to pay these accounts receivable when due or demand credits or other concessions for products they are unable to sell or for other reasons.
We rely on foreign suppliers, primarily in the PRC, to manufacture most of our products, which subjects us to numerous international business risks that could increase our costs or disrupt the supply of our products.
     Approximately 67% of our purchases for our continuing operations for 2009 are attributable to manufacturers in the PRC. The supplier accounting for the greatest dollar volume of purchases for our continuing operations accounted for approximately 20% and the five largest suppliers accounted for approximately 46% in the aggregate during 2009. While we believe that there are many other manufacturing sources available for our product lines, difficulties encountered by one or several of our larger suppliers such as a fire, accident, natural disaster or an outbreak of illness (e.g., SARS or avian, H1N1 or other flu) at one or more of their facilities, could halt or disrupt production at the affected facilities, delay the completion of orders, cause the cancellation of orders, delay the introduction of new products or cause us to miss a selling season applicable to some of our products. In addition, our international operations subject us to certain other risks, including:
•	economic and political instability;

•	restrictive actions by foreign governments;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;

•	changes in import duties or import or export restrictions;

•	delays in shipping of product and unloading of product through ports, as well as timely rail/truck delivery to our warehouses and/or a customer’s warehouse;

•	complications in complying with the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes;

•	complications in complying with trade and foreign tax laws; and

•	the effects of terrorist activity, armed conflict and epidemics.
     Any of these risks could disrupt the supply of our products or increase our expenses. The costs of compliance with trade and foreign tax laws may increase our expenses and actual or alleged violations of such laws could result in enforcement actions or financial penalties that could result in substantial costs. In addition, the introduction of certain social programs in the PRC or otherwise will likely increase the cost of doing business for certain of our manufacturers, which could increase our manufacturing costs.
Currency exchange rate fluctuations could increase our expenses.
     Our net sales are primarily denominated in U.S. dollars, except for a small amount of net sales denominated in U.K. pounds, Australian dollars and Euros. Our purchases of finished goods from Eastern Asian manufacturers are denominated in U.S. dollars. Expenses for these manufacturers are denominated in Chinese Yuan or other Eastern Asian currencies. As a result, any material increase in the value of the Yuan (or such other currencies) relative to the U.S. or Australian dollars or the U.K. pound would increase the prices at which we purchase finished goods and therefore could adversely affect our profitability. We are also subject to exchange rate risk relating to transfers of funds denominated in U.K. pounds, Australian dollars or Euros from our foreign subsidiaries to the United States.
Product liability, product recalls and other claims relating to the use of our products could increase our costs.
     We face product liability risks relating to the use of our products. We also must comply with a variety of product safety and product testing regulations. In particular, our products are subject to, among other statutes and regulations, the Federal Consumer Product Safety Act and the Federal Consumer Product Safety Improvement Act, which empower the Consumer Product Safety Commission, or CPSC, to take action against hazards presented by consumer products, including the formulation and implementation of regulations and uniform safety standards. During 2008, the Consumer Product Safety Improvement Act was enacted. As a result, the CPSC has adopted new regulations for safety and products testing that apply to substantially all of our products. These new regulations significantly tighten the regulatory requirements governing the manufacture and sale of children’s products and also increase the potential penalties for noncompliance with applicable regulations. The CPSC has the authority to exclude from the market and recall certain consumer products that are found to be hazardous. Consumer product safety laws also exist in some states and cities within the United States and in Canada, Australia and Europe, as well as certain other countries. While we take the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance in the future. If we fail to comply with these regulations or if we face product liability claims, we may be subject to damage awards or settlement costs that exceed our insurance coverage and we may incur significant costs in complying with recall requirements. Furthermore, concerns about potential liability may lead us to voluntarily recall selected products. Recalls or post-manufacture repairs of our products could harm our reputation, increase our costs or reduce our net sales. Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future, and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with existing or any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expense in the event any of our products were found to not comply with such regulations. Furthermore, substantially all of our licenses give the licensor the right to terminate the license agreement if any products marketed under the license are subject to a product liability claim, recall or similar violations of product safety regulations or if we breach covenants relating to the safety of the products or their compliance with product safety regulations. A termination of a license could adversely affect our net sales. Even if a product liability claim is without merit, the claim could harm our reputation and divert management’s attention and resources from our business.
Competition for licenses could increase our licensing costs or limit our ability to market products.
     We market a portion of our products through licenses with other parties. These licenses are generally limited in scope and duration and generally authorize the sale of specific licensed products on a nonexclusive basis.

Our license agreements often require us to make minimum guaranteed royalty payments that may exceed the amount we are able to generate from actual sales of the licensed products. Any termination of or failure to renew our significant licenses, or inability to develop and enter into new licenses, could limit our ability to market our licensed products or develop new products, and could reduce our net sales and profitability. Competition for licenses could require us to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain or retain attractive licenses, which could increase our expenses. In addition, licenses granted to other parties, whether or not exclusive, could limit our ability to market products, including products we currently market, which could cause our net sales and profitability to decline.
Trademark infringement or other intellectual property claims relating to our products could increase our costs.
     We have from time to time received claims of alleged infringement of intellectual property relating to certain of our products, and we may face similar claims in the future. The defense of intellectual property litigation can be both costly and disruptive of the time and resources of our management, even if the claim is without merit. We also may be required to pay substantial damages or settlement costs to resolve intellectual property litigation. In addition, these claims could materially harm our brand names, reputation and operations.
We may experience difficulties in integrating strategic acquisitions.
     As part of our growth strategy, we may pursue acquisitions that are consistent with our mission and enable us to leverage our competitive strengths. In connection therewith, on April 2, 2008, we completed the purchase of the assets of LaJobi Industries, Inc. and the stock of CoCaLo, Inc. The integration of acquired companies and their operations into our operations involves a number of risks including:
•	possible failure to maintain customer, licensor and other relationships after the closing of the transaction of the acquired company;

•	the acquired business may experience losses which could adversely affect our profitability;

•	unanticipated costs relating to the integration of acquired businesses may increase our expenses;

•	difficulties in achieving planned cost-savings and synergies may increase our expenses or decrease our net sales;

•	diversion of management’s attention could impair their ability to effectively manage our business operations, and unanticipated management or operational problems or liabilities may adversely affect our profitability and financial condition; or

•	possible failure to obtain any necessary consents to the transfer of licenses or other agreements of the acquired company.
     Additionally, we financed our acquisition of Kids Line, LaJobi and CoCaLo with senior debt financing. This debt leverage, or additional leverage that may be incurred with any other future acquisitions, could adversely affect our profitability and limit our ability to capitalize on future business opportunities.
Disruptions in our current information technology systems or difficulties in implementing alternative information technology systems could harm our business.
System failure or malfunctioning in our information technology systems may result in disruption of operations and the inability to process transactions and could adversely affect our financial results. In addition, we currently intend to implement in 2010 a new consolidated information technology system for our continuing operations, which we believe will provide greater efficiencies, lower costs and greater reporting capabilities than those provided by the current systems in place across our individual infant and juvenile companies. In connection with such implementation, we anticipate incurring significant financial and resource costs, and our business may be subject to transitional difficulties as we replace the current systems. These difficulties may include disruption of our operations, loss of data, and the diversion of our management and key employees’ attention away from other business matters. The difficulties associated with any such implementation, and our failure to realize the anticipated benefits from the implementation, could harm our business, results of operations and cash flows.
Changes in our effective tax rate may have an adverse effect on our results of operations.
Our future effective tax rate and the amount of our provision for income taxes may be adversely affected by a number of factors, including:
•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes;

•	changes in available tax credits;

•	changes in share-based compensation expense;

•	changes in the valuation of our deferred tax assets and liabilities;

•	changes in accounting standards or tax laws and regulations, or interpretations thereof;

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from uncertain positions and tax audits with various tax authorities; and

•	penalties and/or interest expense that we may be required to recognize on liabilities associated with uncertain tax positions.
Any significant increase in our future effective tax rates could adversely impact our net income for future periods.
Actual results differing from estimates.
     If actual events, circumstances, outcomes and amounts differ from judgments, assumptions and estimates made or used in determining the amount of certain assets (including the amount of recoverability of property, plant and equipment, intangible assets, valuation allowances for receivables, inventories and deferred income tax assets), liabilities (including accruals for income taxes and liabilities) and or other items reflected in our consolidated financial statements, it could adversely affect our results of operations and financial condition.
Increased costs associated with corporate governance compliance may affect our results of operations.
     The Sarbanes Oxley Act of 2002 has required changes in some of our corporate governance and securities disclosure and compliance practices, and requires ongoing review of our internal control procedures. These developments have increased our legal compliance and financial reporting costs, and to the extent that we identify areas of our disclosures controls and procedures and/or internal controls requiring improvement we may have to incur additional costs and diversion of management’s time. Any such action could adversely affect our results of operations and financial condition. LaJobi and CoCaLo, acquired on April 2, 2008, were excluded from our testing of internal controls over financial reporting under the Sarbanes Oxley Act of 2002 and the related testing of our independent auditors in 2008, but were subject to testing in 2009, resulting in higher costs.

If our divested gift business fails to satisfy certain obligations relating to their operations, we could face third-party claims seeking to hold us liable for those obligations.
     In December of 2008, we completed the sale of our gift business. We remain contingently liable to third parties for some obligations of the gift business, such as a real estate lease assumed by the buyer in the transaction, and may remain contingently liable for certain contracts and other obligations that have not been novated, in either case if such buyer fails to meet its obligations. Our financial condition and results of operations could be adversely affected if we receive any such third-party claims.
Terrorist attacks and threats may disrupt our operations and negatively impact our revenues, costs and stock price.
     The terrorist attacks of September 11, 2001 in the U.S., the U.S. response to those attacks and the resulting decline in consumer confidence had a substantial adverse effect on the U.S. economy. Any similar future events may disrupt our operations directly or indirectly by affecting the operations of our customers. In addition, these events have had and may continue to have an adverse impact on the U.S. economy in general and on consumer confidence and spending in particular, which could harm our revenues. Any new terrorist events or threats could have a negative effect on the U.S. and world financial markets generally, which could reduce the price of our common stock and may limit the capital resources available to us and others with whom we conduct business. If any of these events occur, they could have a significant adverse effect on our results of operations and could result in increased volatility in the market price of our common stock.
Risks Related to Our Common Stock and This Offering
The trading price of our common stock has been volatile and investors in our common stock may experience substantial losses.
     The trading price of our common stock has been volatile and may continue to be volatile in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:
•	changes in financial estimates of our net sales and operating results;

•	buy/sell recommendations by securities analysts;

•	the timing of announcements by us or our competitors concerning significant product developments, acquisitions or financial performance;

•	fluctuation in our quarterly operating results;

•	other economic or external factors;

•	our failure to meet the performance estimates of securities analysts or investors;

•	substantial sales of our common stock or the registration of substantial shares for sale; or

•	general stock market conditions.
     You may be unable to sell your stock at or above your purchase price.
A limited number of our shareholders can exert significant influence over us.
     As reported in various Schedules 13D filed with the SEC: (i) various investment funds and accounts managed by Prentice Capital Management, LP and (ii) D. E. Shaw Laminar Portfolios, L.L.C. beneficially own approximately 20.4% and 20.4%, respectively, of the outstanding shares of our common stock. Prentice and Laminar each has the right to nominate two members of our Board of Directors. This share ownership would permit these and other large stockholders to exert significant influence over the outcome of stockholder votes, including votes concerning the election of directors, by-law amendments, possible mergers, corporate control contests and other significant corporate transactions.
If we fail to maintain compliance with the listing standards of the New York Stock Exchange, our common stock may be delisted therefrom.
     Our common stock is currently listed on the New York Stock Exchange (NYSE). We may fail to comply with the continued listing requirements of the NYSE, which may result in the delisting of our common stock. The NYSE rules require, among other things, that the minimum listing price of our common stock be at least $1.00 for more than 30 consecutive trading days, and that our average market capitalization be at least $15 million over any 30 consecutive trading day period. Delisting would have an adverse effect on the liquidity of our common stock and, as a result, the market price for our common stock might become more volatile. Delisting could also make it more difficult for us to raise additional capital. As of March 19, 2010, our 30 day average market capitalization was approximately $111.0 million and our 30 trading day average stock price was $5.14.
We do not anticipate paying regular dividends on our common stock in the foreseeable future, so any short-term return on your investment will depend on the market price of our common stock.
     The covenants in our credit agreement limit our ability to pay dividends to our shareholders. No assurance, therefore, may be given that there will be any future dividends declared or that future dividend declarations, if any, will be commensurate in amount or frequency with past dividends.
Various restrictions in our charter documents, policies, New Jersey law and our credit agreement could prevent or delay a change in control of us which is not supported by our board of directors.
     We are subject to a number of provisions in our charter documents, policies, New Jersey law and our credit agreement that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:
•	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings;

•	the absence of cumulative voting in the election of directors;

•	covenants in our credit agreement restricting mergers, asset sales and similar transactions and a provision in our credit agreement that triggers an event of default upon certain acquisitions by a person or group of persons with beneficial ownership of 50.1% or more of our outstanding common stock; and

•	the New Jersey Shareholders Protection Act.
     The New Jersey Shareholders Protection Act, as it pertains to us, prohibits, among other things, a merger, consolidation, specified asset sale, specified issuance or transfer of stock, or other similar business combination or disposition between the Company and any beneficial owner of 10% or more of our voting stock for a period of five years after such “interested” stockholder acquires 10% or more of our voting stock, unless the transaction is approved by our board of directors before such interested stockholder acquires 10% or more of our voting stock. In addition, no such transaction shall occur at any time unless: (1) the transaction is approved by our board of directors before the interested stockholder acquires 10% or more of our voting stock, (2) the transaction is approved by the holders of two-thirds of our voting stock excluding shares of our voting stock owned by such interested stockholder or (3) (A) the aggregate consideration received per share by stockholders in such transaction is at least equal to the higher of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by the interested stockholder (x) within the 5-year period preceding the announcement date of such transaction or (y) within the 5-year period preceding, or in the transaction, in which the stockholder became an interested stockholder, whichever is higher, in each case plus specified interest, less the value of dividends paid since that earliest date, up to the amount of such interest, and (ii) the market value per share of common stock on the announcement date of such transaction or on the date the interested stockholder became an interested stockholder, whichever is higher, plus specified interest, less the value of dividends paid since that date, up to the amount of such interest, (B) the consideration in the transaction received by stockholders is in cash or in the same form as the interested stockholder used to acquire the largest number of shares previously acquired by it, and (C) after the date the interested stockholder became an interested stockholder, and prior to the consummation of the transaction, such interested stockholder has not become the beneficial owner of additional shares of our stock, except (w) as part of the transaction which resulted in the interested stockholder becoming an interested stockholder, (x) by virtue of proportionate stock splits, stock dividends or other distributions not constituting a transaction covered by the New Jersey Shareholders Protection Act, (y) through a transaction meeting the conditions of paragraph (B) above and this paragraph (C) or (z) through purchase by the interested stockholder at any price, which, if that price had been paid in an otherwise permissible transaction under the New Jersey Shareholders Protection Act, the announcement date and consummation date of which were the date of that purchase, would have satisfied the requirements of paragraphs (A) and (B) above.
We cannot predict the impact that the registration of the shares may have on the price of our common stock and the value of your investment in our Company.
     We cannot predict the effect, if any, that sales of, or the availability for sale of, shares of our common stock by the selling stockholders pursuant to this or any other prospectus or otherwise will have on the market price of our common stock prevailing from time to time. The possibility that substantial amounts of our common stock might enter the public market could adversely affect the prevailing market price of our common stock and could impair our ability to fund acquisitions or to raise capital in the future through the sales of our securities. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for such stock. In addition, our common stock is relatively thinly traded, which means that large transactions in our common stock may be difficult to conduct in a short time frame and may cause significant fluctuations in the price of our common stock. Further, there have been, from time to time, “short” positions in our common stock, consisting of borrowed shares sold, or shares sold for future delivery which may not have been borrowed. We do not know whether any of these short positions are covered by “long” positions owned by the short sellers. Any attempt by the short sellers to liquidate their positions over a short period of time could cause significant volatility in the price of our common stock.
     In addition, the selling stockholders have “demand” or “piggyback” registration rights in connection with our common stock. “Demand” rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act. “Piggyback” rights require that we provide notice to the relevant holders of our common stock if we propose to register any of our securities under the Securities Act in specified offerings, and grant such holders the right to include their shares in the registration statement.
Your resale of any securities you acquire may be limited and affected by state blue-sky laws, which could adversely affect the price of our securities and your investment in our Company.
     Under the securities laws of some states, shares of common stock can be sold in such states only through registered or licensed brokers or dealers. The requirement of a seller to comply with the requirements of state blue sky laws may lead to delay or inability of a holder of our securities to dispose of such securities, thereby causing an adverse effect on the resale price of our securities and your investment in our Company.
We have granted stock options, stock appreciation rights, restricted stock and restricted stock units to certain management employees and directors as compensation which may depress our stock price and result in dilution to our common stockholders.
     As of March 19, 2010, options to purchase approximately 880,615 shares of our common stock were outstanding, 46% of which are currently vested; 1,256,193 stock appreciation rights have been issued, 16% of which are currently vested; 56,980 unvested shares of restricted stock are outstanding; and 188,370 unvested restricted stock units are outstanding. Our Equity Incentive Plan allows for the granting of additional incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted and non-restricted shares and/or dividend equivalent rights, up to a total of 1.5 million shares (plus additional shares in the event of specified circumstances). If the market price of our common stock rises above the exercise price of outstanding vested options, holders of those securities may exercise their options and sell the common stock acquired upon exercise of such options in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of exercised vested options, vested restricted stock, vested stock appreciation rights and/or vested restricted stock units settled in or exercised for stock may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding vested options exercise those options, our common stockholders will incur dilution. The exercise price of all common stock options is subject to adjustment upon stock dividends, splits and combinations, as well as anti-dilution adjustments as set forth in the relevant award agreement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
     We caution you that certain statements contained in this prospectus (including in our documents incorporated herein by reference), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor provisions created by statute. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain such forward-looking statements. Forward-looking statements include, but are not limited to, words such as “believe,” “plan,” “anticipate,” “estimate,” “project”, “may”, “planned”, “potential”, “should”, “will, “would”, “could”, “continue”, “expect,” “intend,” “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on our current expectations and projections about future events and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described under “Risk Factors” in this prospectus and any prospectus supplement, and those detailed from time to time in our filings with the SEC which are incorporated by reference into this prospectus, including, but not limited to, those set forth in the section entitled “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, other risks and uncertainties not presently known to us or that we currently consider less significant could affect the accuracy of our forward-looking statements. Although we believe our estimates and assumptions to be reasonable, such estimates and assumptions may prove to be inaccurate. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to update or revise forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. We caution you not to unduly rely on the forward-looking statements when evaluating the information presented herein.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
SELLING STOCKHOLDERS
     We are registering shares of our common stock for resale by the selling stockholders named below. Each of the selling stockholders may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus as provided under the section of this prospectus entitled “Plan of Distribution”. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any. The selling stockholders will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, including underwriting fees, discounts and commissions.

     The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholders, sets forth the information regarding the beneficial ownership of outstanding shares of our common stock by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.
     The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock as to which a selling stockholder has the right to acquire within 60 days of March 19, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of ownership of any other person.
     As of August 9, 2006, investment entities and accounts (specifically, Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, S.A.C. Capital Associates, LLC, PEC I, LLC, Prentice Special Opportunities Master, L.P. and Prentice Special Opportunities, LP) managed and advised by Prentice Capital Management, L.P. (referred to as Prentice) purchased 4,399,733 shares of our common stock from The Russell Berrie Foundation pursuant to a share purchase agreement with the Foundation. Also as of August 9, 2006, D. E. Shaw Laminar Portfolios, L.L.C. (referred to as Laminar) purchased 4,399,733 shares of our common stock from the Foundation pursuant to a share purchase agreement with the Foundation. The total of 8,799,466 shares of our common stock purchased by the Prentice entities and Laminar as described above represent approximately 41% of our outstanding shares of common stock. We were not a party to either share purchase agreement nor did we receive any of the proceeds from such purchases. We are registering the shares of common stock offered for sale by this prospectus by the Prentice entities listed above and Laminar as required by an investors’ rights agreement we entered into as of August 10, 2006 with such Prentice entities and Laminar in connection with their purchases from the Foundation. Pursuant to such investors’ rights agreement, subject to specified limitations and conditions set forth therein, we have agreed to nominate for election as members of our board of directors, two persons designated by Prentice and two persons designated by Laminar. In addition, the Chairman of our Board of Directors is currently a consultant for an affiliate and investment adviser of Laminar (referred to as DESCO LP in footnote (4) to the table below). In the course of their investment businesses, Prentice and Laminar hold substantial ownership interests in various customers that do and/or did business with our former gift segment. In connection therewith, Prentice and Laminar often designate directors to the boards of such entities, which such designees occasionally include persons on our Board of Directors. Subsequent to the sale of our gift business in December of 2008, however, these relationships are no longer applicable to our continuing operations. Mr. Ciampi, one of the Prentice designees to our Board of Directors, serves at our request as a director of TRC.
     Except as noted in the preceding paragraph, none of the selling stockholders have had any position, office, or other material relationship with us or our affiliates within the past three years.
     Percentages in the table below are based on 21,577,699 shares of our common stock outstanding as of March 19, 2010. The footnotes to the table below set forth the holders of voting and investment power with respect to the shares of our common stock set forth in such table.

				Shares of Common Stock
				Beneficially Owned After
				the Offering,
	Shares of Common Stock		Shares of	assuming the sale of all
	Beneficially		Common Stock	shares of common stock
	Owned Prior to Offering		to	offered
Name of Selling Security Holder	Number	Percent	be Offered(1)	Number(2)	Percent(2)
Prentice Capital Management, L.P.(3)
Prentice Capital Partners, LP	100,340	*	100,340	0	0
Prentice Capital Partners QP, LP	484,357	2.2%	484,357	0	0
Prentice Capital Offshore, Ltd.	1,063,272	4.9%	1,063,272	0	0
GPC XLIII, LLC	230,335	1.1%	230,335	0	0
S.A.C. Capital Associates, LLC	1,289,504	6.0%	1,289,504	0	0
PEC I, LLC	351,979	1.6%	351,979	0	0
Prentice Special Opportunities Master, L.P.	646,252	3.0%	646,252	0	0
Prentice Special Opportunities, LP	233,694	1.1%	233,694	0	0
D. E. Shaw Laminar Portfolios, L.L.C.(4)	4,399,733	20.4%	4,399,733	0	0

*	Less than 1%.

(1)	Represents the total number of shares of our common stock that the respective selling stockholders may offer under this prospectus.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares covered by this prospectus, if at all. The selling stockholders may sell the shares covered by this prospectus from time to time and may also decide not to sell all, or any, of the shares covered by this prospectus. Because the selling stockholders may offer all, some or none of the shares covered by this prospectus, we cannot estimate the number of shares of our common stock that the selling stockholders will actually own after any sale of shares pursuant to this prospectus. For purposes of this table, however, we have assumed that the selling stockholders will have sold all of their respective shares covered by this prospectus and that no additional shares of our common stock are acquired by the selling stockholders.

(3)	Based on a Schedule 13D filed on August 14, 2006 by Prentice and Michael Zimmerman as reporting persons and information provided to us by Prentice and Mr. Zimmerman subsequent to such filing. As reported in such Schedule 13D, Prentice serves as investment manager to the private investment funds and managed accounts listed under Prentice’s name in the table (referred to as the “listed entities”), and as such, has voting and dispositive authority over the shares beneficially owned by such listed entities, and may therefore be deemed to be the beneficial owner of such shares. Mr. Zimmerman is the managing member of (i) Prentice Management GP, LLC, the general partner of Prentice, (ii) Prentice Capital GP, LLC, the general partner of certain investment funds and (iii) Prentice Capital GP II, LLC, the general partner of Prentice Capital GP II, LP, which is the general partner of certain other investment funds. As such, he may be deemed to control Prentice and the listed entities, and may therefore also be deemed to be the beneficial owner of the shares beneficially owned by such listed entities. In addition, Prentice and Mr. Zimmerman may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, and have reported shared voting and dispositive power with respect to the shares listed as beneficially owned by the listed entities in the table, however, each of Prentice and Mr. Zimmerman disclaims beneficial ownership of all such shares.

(4)	Based on a Schedule 13D filed on August 18, 2006 by Laminar, D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), and David E. Shaw, and information provided to us by Laminar subsequent to such filing. Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares listed in the table (which are all held directly by Laminar and are referred to in this note as the “subject shares”). DESCO LP, as Laminar’s investment adviser, and DESCO LLC, as

Laminar’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., a Delaware corporation (“DESCO II, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., a Delaware corporation (“DESCO, Inc.”), may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares. None of DESCO LP, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of our common stock directly and each such entity disclaims beneficial ownership of the subject shares. David E. Shaw does not own any shares of our common stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the subject shares and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of the subject shares. David E. Shaw disclaims beneficial ownership of the subject shares. In addition, options to purchase 15,000 shares of our common stock were issued on each of December 27, 2007, July 10, 2008, and September 22, 2009, to Lauren Krueger, a DESCO LP employee, in connection with her service as a member of our board of directors. Each such grant vests ratably over a 5-year period commencing on the first anniversary of the date of grant. In accordance with Forms 4 filed by Ms. Krueger, under agreement with DESCO LP, Ms. Krueger is deemed to hold such options for the benefit of DESCO LP, and must exercise or otherwise dispose of such options solely upon the direction of DESCO LP. DESCO LP is entitled to the shares due upon exercise of such options. As a result, the subject shares exclude all such options. Ms. Krueger disclaims beneficial ownership of such options. As the shares underlying such options are not covered by the investors’ rights agreement discussed above, they are also excluded from the shares that may be offered pursuant to this prospectus.
PLAN OF DISTRIBUTION
     We are registering 8,799,466 shares of our common stock on behalf of the selling stockholders identified in this prospectus. Sales of some or all of the shares covered by this prospectus may be made from time to time by selling stockholders, including their respective donees, transferees, pledges or other successors-in-interest, separately or together. Such sales may be made directly to purchasers or to or through underwriters, broker-dealers or through agents. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock will be offered or sold.
     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility upon which the shares may be quoted (currently the New York Stock Exchange), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at varying prices determined at the time of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders are not obligated to sell any of their shares of our common stock.
     The shares of our common stock may be sold by the selling stockholders by a variety of methods, including, but not limited to, the following:
•	Through one or more underwriters on a firm commitment or best efforts basis;

•	Through a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	Through purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through sales “at the market” or to or through a market maker or into an existing trading market;

•	Through direct sales to one or more purchasers;

•	Through agents;

•	Through an exchange distribution in accordance with the rules of the applicable exchange;

•	Through options, swaps, derivatives, or hedging transactions, whether through an options exchange or otherwise;

•	Through privately negotiated transactions;

•	Through making short sales or in transactions to cover short sales;

•	Through transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	Through put or call option transactions;

•	Through other types of transactions permitted by applicable law; and

•	Through any combination of the above-listed methods of sale.
     In addition to distribution as outlined above, the selling stockholders may sell their shares of common stock pursuant to Rule 144 under the Securities Act, if available, or any other available exemption from registration under the Securities Act.
     Upon being notified by a selling stockholder at the time a particular offering of securities is made, a prospectus supplement, if required pursuant to Rule 424(b) of the Securities Act, will be filed. Any public offering price, discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock offered hereby.
     If the selling stockholders use underwriters for an offering of the common stock, such stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriter. If any underwriter or underwriters are so used, the underwriters may acquire the common stock for their own accounts. The underwriters may resell the common stock from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined by the underwriters at the time of sale, or at negotiated prices. The selling stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell the common stock upon the terms and conditions as will be set forth in an applicable prospectus supplement. In connection with the sale of the common stock, underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the common stock. Underwriters may sell the common stock to or through dealers, who may receive compensation in the form of discounts, concessions from the underwriters and/or commissions from the purchasers of the common stock.
     If the common stock is sold by means of an underwritten offering, the selling stockholders will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, will be described in the related prospectus supplement. Any underwriting compensation paid by the selling stockholders to underwriters or agents in connection with any offering of the common stock and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the common stock. Participants in the offering may be entitled under relevant agreements with us or the selling stockholder to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which those persons may be required to make in respect thereof. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. If any underwriter or underwriters are so used, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of the common stock will be obligated to purchase all such stock if any are purchased.
     The selling stockholders may grant to the underwriters options to purchase additional common stock to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement.
     The selling stockholders may effect transactions by selling directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the transferee or other successors-in-interest as selling stockholders under this prospectus.
     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).
     Any of the selling stockholders and any underwriters, dealers or agents that act in connection with the sale of shares of our common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them or any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.
     We have agreed to indemnify certain selling stockholders, and certain selling stockholders have agreed (severally and not jointly) to indemnify us, against certain liabilities in connection with the offering of the shares of our common stock, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any underwriter, agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock by the selling stockholders against certain liabilities, including liabilities arising under the Securities Act.

     Underwriters and others participating in any offering of the common stock may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. We will describe any such activities in the relevant prospectus supplement.
     Any underwriters, dealers or agents involved in any distribution or sale of our common stock may be customers of, engage in transactions with or perform services for us or the selling stockholders or any of our or their affiliates in the ordinary course of business.
     The selling stockholders are subject to the prospectus delivery requirements of the Securities Act. The selling stockholders are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares.
     We have agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling stockholders without restriction pursuant to Rule 144 under the Securities Act or any successor thereto or (ii) all of the shares covered by this prospectus have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.
     Each selling stockholder and any other person participating in a distribution of the shares of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of our common stock to engage in market-making activities with respect to the shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to such shares.
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept, and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any proceeds from this offering. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in connection with sales by them, as well as all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants.
MATERIAL CHANGES
     There have been no material changes in our affairs since December 31, 2008, which have not been described in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively, and our Current Reports on Form 8-K filed with the SEC during 2009, all of which are incorporated herein by reference as described below.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our Restated Certificate of Incorporation, as amended, provides for indemnification of our directors and officers (as well as other corporate agents) to the fullest extent permitted by the New Jersey Business Corporation Act. In addition, to the full extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders (no amendment of this provision will eliminate or reduce its protections for matters arising prior to such amendment). We maintain an insurance policy insuring our directors and officers against certain liabilities incurred in those capacities, including liabilities which may be incurred under the Securities Act.

LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by Wilentz, Goldman & Spitzer P.A.
EXPERTS
     The consolidated financial statements and schedule of Kid Brands, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement (including the exhibits, schedules and amendments to the registration statement) on Form S-3 under the Securities Act, with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, where the contract, agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is made. Copies of the registration statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. These reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operating rules, copy charges and procedures for the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains information we file electronically with the SEC.
     Our SEC filings are also available to the public at no cost through our website, www.kidbrandsinc.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning our principal executive office, which is:
Kid Brands, Inc.
1800 Valley Road
Wayne, New Jersey 07470
Attention: Corporate Secretary
(201) 405-2454
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The information incorporated by reference is an important part of this prospectus, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference into this prospectus the following documents filed with the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009, as amended on April 30, 2009;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, filed with the SEC on May 11, 2009, August 5, 2009 and November 4, 2009, respectively;

(c)	the following Current Reports on Form 8-K:
(i)	the Form 8-K/A filed with the SEC on January 14, 2009;

(ii)	the Form 8-K filed with the SEC on January 30, 2009;

(iii)	the Form 8-K filed with the SEC on March 2, 2009;

(iv)	the Form 8-K/A filed with the SEC on March 11, 2009;

(v)	the Form 8-K/A filed with the SEC on March 12, 2009;

(vi)	the Form 8-K filed with the SEC on March 23, 2009;

(vii)	the Form 8-K filed with the SEC on July 22, 2009;

(viii)	the Form 8-K filed with the SEC on August 19, 2009;

(ix)	the Form 8-K filed with the SEC on December 11, 2009; and

(x)	the Form 8-K filed with the SEC on December 16, 2009
(d)	the description of our common stock, stated value $0.10 per share, incorporated into the Registration Statement on Form 8-A No. 1-8681 (as filed on March 8, 1984) by reference from the Registration Statement on Form S-1 No. 2-88797 (as filed on February 2, 1984) under the heading “Description of common stock” on pages 21-22, as amended by Amendment No. 2 to Registration Statement on Form S-1 No. 2-88797 (as filed on March 29, 1984) under the heading “Description of common stock” on page 22.
     In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. We are not, however, incorporating any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed filed with the SEC in accordance with SEC rules and regulations, including any information furnished pursuant to Item 2.02 or 7.01 in any Current Report on Form 8-K, or certain exhibits filed pursuant to Item 9.01 thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     Upon written or oral request, we will provide to you, at no cost, a copy of any or all of the documents (other than exhibits which are not specifically incorporated by reference into such documents) that have been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:
Kid Brands, Inc.
1800 Valley Road
Wayne, New Jersey 07470
Attention: Corporate Secretary
(201) 405-2454